UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 2)

(Rule 14d-100)

Tender Offer Statement under Section 14(d)(1)
or Section 13(e)(1) of the Securities Exchange Act of 1934

THE WILLIAMS COMPANIES, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

FELINE PACS

(Title of Class of Securities)

969457886

(CUSIP Number of Class of Securities)

James J. Bender, Esq.
Senior Vice President and General Counsel
The Williams Companies, Inc.
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172
(918) 573-2000

(Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of the Filing Person)

COPIES TO:

Gibson, Dunn & Crutcher LLP 1801 California Street, Suite 4100 Denver, Colorado 80202-2641 (303) 298-5700 Attention: Richard M. Russo, Esq. Robert R. Stark, Jr., Esq.	Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000 Attention: Marlene Alva, Esq.

CALCULATION OF FILING FEE

Transaction Valuation	Amount Of Filing Fee

*$524,166,000	**$66,412

*	Estimated solely for the purpose of calculating the registration fee and based on the difference between (a) the product of (i) 13.41, which is the average of the high and low prices per unit of the Company’s Income PACS as reported on the New York Stock Exchange on September 15, 2004, and (ii) 43,900,000, which represents the maximum number of Income PACS sought in the exchange offer, and (b) $64,533,000 which represents the maximum aggregate amount of cash to be paid by the registrant in the exchange offer.

**	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934 and equals $126.70 for each $1,000,000 of the value of the transaction.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $66,412	Filing Party: The Williams Companies, Inc.

Form or Registration No.: Form S-4 (File No.333-119077)	Date Filed: September 17, 2004

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1

☒	issuer tender offer subject to Rule 13e-4

☐	going-private transaction subject to Rule 13e-3

☐	amendment to Schedule 13D under Rule 13d-2

     Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

     This Amendment No. 2 to the Tender Offer Statement on Schedule TO (“Schedule TO”) amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on September 17, 2004 by The Williams Companies, Inc., a Delaware corporation (the “Company”), and relates to an offer by the Company to exchange (the “Exchange Offer”) one (1.0000) share of the Company’s common stock plus $1.47 in cash for each validly tendered and accepted FELINE PACS in the form of an Income PACS, up to an aggregate of 43,900,000 Income PACS, on the terms and subject to the conditions described in the exchange offer prospectus (as amended, the “Exchange Offer Prospectus”), which is a part of the registration statement filed with the Securities and Exchange Commission on Form S-4 (SEC File No. 333-119077) relating to the shares of common stock to be issued to holders of Income PACS in the Exchange Offer (as amended, the “Registration Statement”). The terms and conditions of the Exchange Offer are set forth in the Exchange Offer Prospectus and the accompanying Letter of Transmittal, which are exhibits (a)(1) and (a)(2) hereto.

     The information set forth in the Exchange Offer Prospectus, including the exhibits thereto, and the accompanying Letter of Transmittal, is hereby expressly incorporated herein by reference in response to all items required in this Schedule TO.

Item 1. Summary Term Sheet.

     The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer” and “Summary—The Exchange Offer” is incorporated herein by reference.

Item 2. Subject Company Information.

     (a) Name and Address.

     The name of the subject company is The Williams Companies, Inc. The address of the Company’s principal executive offices is One Williams Center, Tulsa, Oklahoma 74172. Its telephone number is (918) 573-2000.

     (b) Securities.

     The information set forth in the Exchange Offer Prospectus in the section entitled “Description of FELINE PACS” is incorporated herein by reference.

     (c) Trading Market and Price.

     The information set forth in the Exchange Offer Prospectus in the section entitled “Market for Common Stock and Income PACS” is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

     (a) Name and Address.

     The filing person is the Company. The information set forth in Item 2(a) above is incorporated herein by reference.

     Pursuant to Instruction C to Schedule TO, the following persons are the directors and/or executive officers of the Company:

Name	Position
Steven J. Malcolm	Chairman, President and Chief Executive Officer, Director
Alan Armstrong	Senior Vice President, Midstream Gathering & Processing
Ralph A. Hill	Senior Vice President, Exploration and Production
Bill Hobbs	Senior Vice President, Power
Michael P. Johnson	Senior Vice President and Chief Administrative Officer
Don R. Chappel	Senior Vice President, Chief Financial Officer

James J. Bender	Senior Vice President and General Counsel
J. Douglas Whisenant	Senior Vice President, Gas Pipeline
Phillip D. Wright	Senior Vice President and Chief Restructuring Officer
Hugh M. Chapman	Director
William E. Green	Director
William R. Howell	Director
Charles M. Lillis	Director
George A. Lorch	Director
William G. Lowrie	Director
Frank T. MacInnis	Director
Janice D. Stoney	Director
Joseph H. Williams	Director

     The address and telephone number of each director and executive officer is: c/o The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172; (918) 573-2000.

Item 4. Terms of the Transaction.

     (a) Material Terms.

     The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer,” “Summary—The Exchange Offer,” “The Exchange Offer—Terms of the Exchange Offer,” “The Exchange Offer—Expiration Date,” “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination,” “The Exchange Offer—Withdrawals of Tenders,” “The Exchange Offer—Procedures for Tendering Income PACS,” “The Exchange Offer—Acceptance; Exchange of Income PACS,” “The Exchange Offer—Priority of Exchanges and Proration,” “Description of Capital Stock—Common Stock,” “Description of FELINE PACS,” “Comparison of Rights Between the Income PACS and Our Common Stock,” “The Exchange Offer—Accounting Treatment,” and “Material U.S. Federal Income Tax Consequences” is incorporated herein by reference.

     (b) Purchases.

     The information set forth in the Exchange Offer Prospectus in the section entitled “Description of FELINE PACS—Interest of Directors and Officers; Current Transactions Concerning the Income PACS” is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

     (e) Agreements Involving the Subject Company’s Securities.

     The Company has entered into the following agreements (each of which is filed as an exhibit to this Schedule TO) in connection with the FELINE PACS: Senior Debt Indenture between the Company and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as Trustee, used in connection with the issuance of the notes which are a component of the Income PACS; Sixth Supplemental Indenture dated January 14, 2002 between the Company and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as Trustee, used in connection with the issuance of the notes which are a component of the Income PACS; Form of Note; Purchase Contract Agreement dated January 14, 2002 between the Company and JPMorgan Chase Bank, as Purchase Contract Agent; Form of Income PACS Certificate; Pledge Agreement dated January 14, 2002 among the Company, JPMorgan Chase Bank, as Collateral Agent, Custodial Agent, Securities Intermediary and Purchase Contract Agent; and Remarketing Agreement dated January 14, 2002, among the Company, JPMorgan Chase Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Agent.

     The information set forth in the Exchange Offer Prospectus in the sections entitled “Description of Capital Stock—Preferred Stock Purchase Rights,” “Description of FELINE PACS,” “Description of the Purchase Contracts,” and “Description of the Notes” is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

     (a) Purposes.

     The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer—Why are we making the exchange offer,” “Summary—The Exchange Offer,” and “The Exchange Offer—Purpose and Effects of the Exchange Offer” is incorporated herein by reference.

     (b) Use of Securities Acquired.

     The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer—What do we intend to do with the Income PACS that are tendered in the exchange offer,” “Summary—The Exchange Offer” and “The Exchange Offer—Terms of the Exchange Offer” is incorporated herein by reference.

     (c) Plans.

     The information set forth in the Exchange Offer Prospectus in the section entitled “Summary—Our Company” is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

     (a) Source of Funds.

     The information set forth in the Exchange Offer Prospectus in the sections entitled “Summary—The Exchange Offer” and “The Exchange Offer—Source of Cash to be Paid in the Exchange Offer” is incorporated herein by reference.

     (b) Conditions.

     Not applicable.

     (d) Borrowed Funds.

     Not applicable.

Item 8. Interest in the Securities of the Subject Company.

     (a) Securities Ownership.

     The information set forth in the Exchange Offer Prospectus in the section entitled “Description of FELINE PACS— Interest of Directors and Officers; Current Transactions Concerning the Income PACS” is incorporated herein by reference.

     (b) Securities Transactions.

     The information set forth in the Exchange Offer Prospectus in the section entitled “Description of FELINE PACS—Interest of Directors and Officers; Current Transactions Concerning the Income PACS” is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

     (a) Solicitations or Recommendations.

     The information set forth in the Exchange Offer Prospectus in the sections entitled “The Exchange Offer—Information Agent,” “—Dealer Managers” and “—Fees and Expenses” is incorporated herein by reference.

Item 10. Financial Statements.

     (a) Financial Information.

     The information set forth in the Exchange Offer Prospectus in the sections entitled “Where You Can Find More Information” and “Selected Historical Consolidated Financial Data” is incorporated herein by reference. The Company’s (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (as amended by Form 10-K/A), (b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, (as amended by Form 10-Q/A) (c) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 (as amended by Form 10-Q/A) and (d) Current Report on Form 8-K dated June 1, 2004 and filed September 16, 2004 are incorporated herein by reference and can also be accessed electronically on the Securities and Exchange Commission’s website at http://www.sec.gov.

     (b) Pro Forma Information.

     Not applicable.

Item 11. Additional Information.

     (a) Agreements, Regulatory Requirements and Legal Proceedings.

     The information set forth in the Exchange Offer Prospectus in the section entitled “The Exchange Offer—Conditions to the Exchange Offer” is incorporated herein by reference.

     (b) Other Material Information.

     Not applicable.

Item 12. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION
(a)(1)	Exchange Offer Prospectus dated September 17, 2004 (as amended on October 18, 2004) (incorporated herein by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed on October 18, 2004).
(a)(2)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on October 8, 2004).
(a)(3)	Form of Letter to Registered Holders and Depositary Trust Company Participants (incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on September 17, 2004).
(a)(4)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.3 to the Company’s registration Statement on Form S-4 filed on September 17, 2004).
(a)(5)	Form of Letter to Holders of FELINE PACS (incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-4 filed on September 17, 2004).
(a)(6)	Press Release, dated September 17, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934 and incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on September 17, 2004).
(b)	Not applicable.
(d)(1)	Form of Senior Debt Indenture between the Company and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as Trustee (incorporated herein by reference to Exhibit 4.1 to the Form S-3 filed on September 8, 1997).
(d)(2)	Sixth Supplemental Indenture dated January 14, 2002, between the Company and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as Trustee (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of the Company filed on January 23, 2002).
(d)(3)	Form of Note (incorporated herein by reference to Exhibit 4.2 and included in Exhibit 4.1 to the Current Report on Form 8-K/A of the Company filed on January 23, 2002).
(d)(4)	Purchase Contract Agreement dated January 14, 2002 between the Company and JPMorgan Chase Bank, as Purchase Contract Agent (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A of the Company).
(d)(5)	Form of Income PACS Certificate (incorporated herein by reference to Exhibit 4.4 and included in Exhibit 4.3 to the Current Report on Form 8-K filed January 23, 2002).
(d)(6)	Pledge Agreement dated January 14, 2002 among the Company, JPMorgan Chase Bank, as Collateral Agent, Custodial Agent, Securities Intermediary and Purchase Contract Agent (incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K of the Company filed on January 23, 2002).
(d)(7)	Remarketing Agreement dated January 14, 2002 among the Company, JPMorgan Chase Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Agent (incorporated herein by reference to Exhibit 4.6 to Form 8-K filed on January 23, 2002).
(g)	Not applicable.
(h)	Opinion of White & Case LLP (incorporated herein by reference to Exhibit 8.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on October 8, 2004).

Item 13. Information Required by Schedule 13E-3.

     (a) Not applicable

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

THE WILLIAMS COMPANIES, INC.
By:	/s/ Brian K. Shore
Name:	Brian K. Shore
Title:	Secretary

Dated: October 18, 2004

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
(a)(1)	Exchange Offer Prospectus, dated September 17, 2004 (as amended on October 18, 2004) (incorporated herein by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed on October 18, 2004).
(a)(2)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on October 8, 2004).
(a)(3)	Form of Letter to Registered Holders and Depositary Trust Company Participants (incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on September 17, 2004).
(a)(4)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.3 to the Company’s registration Statement on Form S-4 filed on September 17, 2004).
(a)(5)	Form of Letter to Holders of FELINE PACS (incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-4 filed on September 17, 2004).
(a)(6)	Press Release, dated September 17, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934 and incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on September 17, 2004).
(b)	Not applicable.
(d)(1)	Form of Senior Debt Indenture between the Company and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as Trustee (incorporated herein by reference to Exhibit 4.1 to the Form S-3 filed on September 8, 1997).
(d)(2)	Sixth Supplemental Indenture dated January 14, 2002, between the Company and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as Trustee (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of the Company filed on January 23, 2002).
(d)(3)	Form of Note (incorporated herein by reference to Exhibit 4.2 and included in Exhibit 4.1 to the Current Report on Form 8-K/A of the Company filed on January 23, 2002).
(d)(4)	Purchase Contract Agreement dated January 14, 2002 between the Company and JPMorgan Chase Bank, as Purchase Contract Agent (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A of the Company).
(d)(5)	Form of Income PACS Certificate (incorporated herein by reference to Exhibit 4.4 and included in Exhibit 4.3 to the Current Report on Form 8-K filed January 23, 2002).
(d)(6)	Pledge Agreement dated January 14, 2002 among the Company, JPMorgan Chase Bank, as Purchase Contract Agent (incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K of the Company filed on January 23, 2002).
(d)(7)	Remarketing Agreement dated January 14, 2002 among the Company, JPMorgan Chase Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Agent (incorporated herein by reference to Exhibit 4.6 to Form 8-K filed on January 23, 2002).
(g)	Not applicable.
(h)	Opinion of White & Case LLP (incorporated herein by reference to Exhibit 8.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on October 8, 2004).